EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Reports Fourth Quarter and 2003 Year-End Results

•	Fourth consecutive quarter of higher year-over-year segment profit margins

•	Full year segment return on sales improves to 12% from 10.6% in 2002

•	Cash flows remain strong from operations and declining net asbestos payments

CHARLOTTE, N.C., February 12, 2004 — EnPro Industries, Inc. (NYSE: NPO) today announced that its net income in the fourth quarter of 2003 improved to $8.4 million, or $0.40 a share, compared with net income of $0.2 million, or $0.01 a share, in the fourth quarter of 2002. Earnings per share are expressed on a diluted basis throughout this release. Sales in the fourth quarter of 2003 were $179.0 million, slightly higher than the fourth quarter of 2002, when they were $177.2 million.

Excluding items management does not believe reflect the company’s operating performance, non-GAAP as adjusted net income in the fourth quarter was $5.7 million or $0.27 a share, compared with $3.7 million, or $0.18 a share, in the fourth quarter of 2002. A full reconciliation of these non-GAAP results to our GAAP results is included in the attached schedule of non-GAAP supplemental financial measures.

While sales improved only 1% from the fourth quarter of 2002, segment profits grew by more than 15%, increasing to $19.7 million from $17.1 million the year before. Profits and profit margins improved in both of the company’s segments as results benefited from foreign exchange rates in 2003 and improved activity in certain markets.

Operating income also improved sharply in the fourth quarter of 2003, increasing to $10.8 million, compared with $1.5 million in 2002. The improvement came as asbestos-related costs declined from 2002, when an insurance receivable was written off due to the bankruptcy of an insurance carrier.

Year End Results

For the full year of 2003, EnPro’s income from continuing operations improved to $33.2 million, or $1.61 a share, compared with a loss from continuing operations of $12.6 million, or $0.62 a share, in 2002. Sales increased 3%, to $730.1 million in 2003, compared to $709.9 million in 2002.

Non-GAAP as adjusted net income was $28.2 million, or $1.37 a share, in 2003, compared with $21.4 million, or $1.06 a share, in 2002.

Segment profits for the full year in 2003 improved by 16%, to $87.6 million, compared with $75.3 million the year before, as a stronger euro and lower restructuring charges improved results. Higher segment profits, combined with lower asbestos-related expenses, led operating income to increase to $52.8 million in 2003, compared with $37.5 million in 2002.

“Our operations performed well in 2003 in the face of continuing weakness in their markets and tough competition,” said Ernie Schaub, President and Chief Executive Officer. “Segment profit margins improved year-over-year in each quarter of 2003, and our cash flows and balance sheet remained strong. We spent a total of $83 million on net asbestos outflows, acquisitions, capital expenditures and pension plan contributions, and still increased our cash balances by $13 million and reduced our net debt to total capital ratio to 15%. This financial strength gives us the flexibility to pursue investments that we believe will add long-term value to our operations.”

Schaub also noted that new asbestos filings declined markedly in the second half of 2003, to 10,800 new filings, or about 60% below the number of new filings in the second half of 2002. In fact, the number of new filings was the lowest for any six month period since 1994. The decline comes following a surge of new claims during the second half of 2002 and the first half of 2003. The company believes the claims levels were inflated during those periods due to reform legislation in Mississippi, Texas and West Virginia and in anticipation of federal reform.

“We remain cautious about predicting a trend,” Schaub said, “but we are encouraged by legislative reforms and by publicly available scientific data showing the incidence of serious asbestos-related disease is in decline and should continue to decline over the next decade.”

Sealing Products

Cost reductions at Garlock Sealing Technologies and the stronger euro led to higher profits in the Sealing Products segment in the fourth quarter. The improvements were partially offset by the write-down of certain assets at Garlock Rubber Technologies and increased spending on product development at Stemco. Sales benefited from increased activity at Stemco and favorable exchange rates.

Quarter Ended
($ Millions)	12/31/03	12/31/02

Segment Sales	$83.9	$75.3
Segment Profit	$11.3	$9.8
Segment Margin	13.5%	12.9%

For the full year, Sealing Products segment profits benefited from foreign exchange rates, improvements in Stemco’s markets, and warranty charges that depressed 2002 results. Sales were higher principally because of the stronger euro, although both Stemco and Garlock Rubber Technologies recorded increased unit volumes.

Year Ended
($ Millions)	12/31/03	12/31/02

Segment Sales	$331.7	$314.0
Segment Profit	$48.7	$39.5
Segment Margin	14.7%	12.6%

Engineered Products

In the Engineered Products segment, the stronger euro, modest improvements in GGB’s North American bearings markets and lower costs at Fairbanks Morse Engine helped profits improve. GGB’s European operations, Quincy Compressor and the Haber-Sterling Tool Group continued to experience difficult market conditions and pressures on pricing and costs. Sales declined in the segment because no diesel engines were shipped from Fairbanks Morse during the quarter. Sales at other operations in the segment were about the same as a year ago, excluding the benefits of foreign exchange.

Quarter Ended
($ Millions)	12/31/03	12/31/02

Segment Sales	$95.5	$102.2
Segment Profit	$8.4	$7.3
Segment Margin	8.8%	7.1%

Full year segment profits improved due to lower restructuring costs and a stronger euro. Weak market conditions continued to affect the profitability of operations in the segment, although volumes from GGB’s North American markets strengthened during the year. Fewer engine shipments resulted in lower sales at Fairbanks Morse, but segment sales improved slightly, reflecting favorable exchange rates.

Year Ended
($ Millions)	12/31/03	12/31/02

Segment Sales	$399.9	$397.6
Segment Profit	$38.9	$35.8
Segment Margin	9.7%	9.0%

Cash Flows

EnPro continued to experience strong cash flows during 2003. The company’s operations produced $42.1 million in cash after net asbestos-related cash outflows of over $35 million ($9.8 million of asbestos-related expenses and $25.7 million of payments of asbestos-related claims, net of insurance) and $8 million in pension plan contributions. Capital expenditures for the year were $20.8 million. The company’s year-end cash balance increased by about $13 million, to $94.7 million from $81.8 million at the end of 2002.

Outlook

Though conditions in some of EnPro’s industrial markets have improved recently, the company expects markets in North America and Europe to remain stable for the near term. For the full year of 2004, the company expects sales to increase over 2003, as Fairbanks Morse benefits from a strong backlog and other operations benefit from modest growth in their industrial markets. Higher sales, combined with the benefits of EnPro’s Total Customer Value lean manufacturing program and a more profitable mix of business, should result in increased segment profits and margins during 2004.

EnPro expects the combination of cash flows from operations and its current cash balances to be more than sufficient to cover its cash requirements for growth initiatives and net asbestos payments in 2004. Spending on growth initiatives will increase as the company opens new facilities in China and Slovakia and relocates and consolidates facilities in Houston, Texas. Net asbestos payments are expected to increase in the first half of the year as the collection of substantial amounts of asbestos insurance proceeds is delayed while the company pursues resolution of a dispute with certain insurance carriers over their documentation requirements. The company is optimistic it will prevail in the dispute and recover delinquent proceeds in the second half of the year. Overall, the company believes net cash outflows for asbestos will continue to decline in 2004, as they did in 2002 and 2003.

For the first quarter of 2004, EnPro expects results to benefit from stronger order rates at several of its operations and increased engine shipments at Fairbanks Morse.

Conference Call Information

EnPro will hold a conference call today, February 12, at 10:00 a.m. Eastern Time to discuss this release. To participate in the call, dial (800) 289-0529 approximately 10 minutes before the call begins. The call will also be webcast at www.enproindustries.com.

A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 530185. The replay will be available on the company’s website and by telephone through February 27, 2004.

Analyst Meeting

EnPro will also host an analyst meeting on Thursday, February 19, 2004 at the Chemists’ Club, 40 W. 45th Street, New York, New York. For more information about the meeting or to register for the meeting, please call Investor Relations Partners at (973) 535-8215 or the EnPro Investor Relations Department at (704) 731-1527.

Cautions: Forward Looking Statements and Non-GAAP Financial Measures

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended September 30, 2003, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

This press release presents non-GAAP as adjusted net income for the quarters and year ended December 31, 2002 and December 31, 2003. Non-GAAP as adjusted net income is not a financial measure under generally accepted accounting principles in the United States. We have included these non-GAAP financial measures because we believe they permit a meaningful comparison of our performance between the periods presented and because they are used by management in evaluating the company’s performance. Because non-GAAP as adjusted net income is not a GAAP financial measure, companies may present similarly titled items determined with differing adjustments. Accordingly, the non-GAAP as adjusted net income presented in this press release should not be used to evaluate our performance by comparison to any similarly titled measures presented by other companies. Included at the end of this press release is a table reconciling each of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation, including the accompanying explanation of estimates and assumptions used by management in making the adjustments.

EnPro Industries, Inc. (NYSE:NPO) is a leader in sealing products, metal polymer bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit our website at www.enproindustries.com.

EnPro Industries, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2003 and 2002
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

Sales	$179.0	$177.2	$730.1	$709.9

Operating costs and expenses:
Cost of sales	122.6	126.4	501.1	498.7
Selling, general and administrative expenses	42.3	39.0	163.8	151.8
Asbestos-related expenses	1.5	9.5	9.8	18.0
Restructuring and impairment costs	1.8	0.8	2.6	3.9

Total operating costs and expenses	168.2	175.7	677.3	672.4

Operating income	10.8	1.5	52.8	37.5

Interest expense — net	(1.7)	(1.9)	(7.6)	(13.7)
Mark-to-market adjustment for call options	1.2	(0.9)	1.2	(16.7)
Other income (expenses)	2.5	1.7	4.5	(23.9)

Income (loss) before income taxes and distributions on convertible preferred securities of trust	12.8	0.4	50.9	(16.8)

Income tax (expense) benefit	(4.4)	(0.2)	(17.7)	7.5
Distributions on convertible preferred securities of trust	—	—	—	(3.3)

Income (loss) from continuing operations	8.4	0.2	33.2	(12.6)

Income from discontinued operations — net of taxes	—	—	—	24.2

Income before cumulative effect of a change in accounting principle	8.4	0.2	33.2	11.6

Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(14.6)

Net income (loss)	$8.4	$0.2	$33.2	$(3.0)

Basic earnings per share:
Continuing operations	$0.41	$0.01	$1.64	$(0.62)

Net income (loss)	$0.41	$0.01	$1.64	$(0.15)

Diluted earnings per share:
Continuing operations	$0.40	$0.01	$1.61	$(0.62)

Net income (loss)	$0.40	$0.01	$1.61	$(0.15)

EnPro Industries, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2003 and 2002
(Stated in Millions of Dollars)

	2003	2002

Cash provided by (used in) operating activities of continuing operations:
Income (loss) from continuing operations	$33.2	$(12.6)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Mark-to-market adjustment for call options	(1.2)	16.7
Non-operating (income) expenses	(4.5)	12.9
Payments for asbestos-related claims, net of insurance proceeds	(25.7)	(34.4)
Depreciation and amortization	31.6	29.9
Deferred income taxes	10.8	(12.2)
Decrease in working capital	1.9	31.8
Change in other non-current assets and liabilities	(4.0)	(13.1)

Net cash provided by operating activities of continuing operations	42.1	19.0

Cash provided by (used in) investing activities of continuing operations:
Purchases of property, plant and equipment	(20.8)	(18.7)
Proceeds from sales of assets	6.4	0.9
Purchase of call options	—	(18.2)
Receipt (payments) in connection with acquisitions	(20.5)	3.7

Net cash used in investing activities of continuing operations	(34.9)	(32.3)

Cash provided by (used in) financing activities of continuing operations:
Net additions to debt	0.8	2.6
Proceeds from issuance of common stock	0.5	—
Distributions on convertible preferred securities of trust	—	(3.9)
Net transfers (to) from Goodrich	(0.6)	54.3

Net cash provided by financing activities of continuing operations	0.7	53.0

Net cash provided by discontinued operations	—	13.0

Effect of exchange rate changes on cash and cash equivalents	5.0	3.2

Net increase in cash and cash equivalents	12.9	55.9
Cash and cash equivalents at beginning of period	81.8	25.9

Cash and cash equivalents at end of period	$94.7	$81.8

EnPro Industries, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

As of December 31, 2003 and 2002
(Stated in Millions of Dollars)

	2003	2002

Current assets
Cash and cash equivalents	$94.7	$81.8
Accounts and notes receivable	107.4	92.8
Asbestos insurance receivable	104.2	93.9
Inventories	50.6	61.9
Other current assets	26.9	22.4

Total current assets	383.8	352.8

Property, plant and equipment	134.5	136.0
Goodwill and other intangible assets	201.1	185.0
Asbestos insurance receivable	219.8	202.0
Other assets	81.5	79.5

Total assets	$1,020.7	$955.3

Current liabilities
Current maturities of long-term debt	$2.9	$0.4
Accounts payable	47.7	43.0
Asbestos liability	99.5	78.9
Other accrued expenses	58.1	71.9

Total current liabilities	208.2	194.2

Long-term debt	167.3	170.5
Deferred income taxes	32.3	20.4
Retained liabilities of previously owned businesses	44.0	41.3
Environmental liabilities	33.4	35.0
Asbestos liability	41.7	59.9
Other liabilities	57.2	46.5

Total liabilities	584.1	567.8

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	406.8	406.9
Retained earnings (accumulated deficit)	25.5	(7.7)
Accumulated other comprehensive income (loss)	5.7	(10.3)
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	436.6	387.5

Total liabilities and shareholders’ equity	$1,020.7	$955.3

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Years Ended December 31, 2003 and 2002
(Stated in Millions of Dollars)

Sales

	Quarters Ended		Years Ended
	December 31,		December 31,

	2003	2002	2003	2002

Sealing Products	$83.9	$75.3	$331.7	$314.0
Engineered Products	95.5	102.2	399.9	397.6

	179.4	177.5	731.6	711.6

Less intersegment sales	(0.4)	(0.3)	(1.5)	(1.7)

	$179.0	$177.2	$730.1	$709.9

Segment Profit

	Quarters Ended		Years Ended
	December 31,		December 31,

	2003	2002	2003	2002

Sealing Products	$11.3	$9.8	$48.7	$39.5
Engineered Products	8.4	7.3	38.9	35.8

	$19.7	$17.1	$87.6	$75.3

Reconciliation of Segment Profit to Income (Loss) from Continuing Operations

	Quarters Ended		Years Ended
	December 31,		December 31,

	2003	2002	2003	2002

Segment profit	$19.7	$17.1	$87.6	$75.3
Corporate expenses	(6.5)	(4.7)	(22.5)	(16.1)
Asbestos-related expenses	(1.5)	(9.5)	(9.8)	(18.0)
Interest expense — net	(1.7)	(1.9)	(7.6)	(13.7)
Mark-to-market adjustment for call options	1.2	(0.9)	1.2	(16.7)
Other income (expenses)	1.6	0.3	2.0	(27.6)

Income (loss) before income taxes and distributions on convertible preferred securities of trust	12.8	0.4	50.9	(16.8)
Income tax (expense) benefit	(4.4)	(0.2)	(17.7)	7.5
Distributions on convertible preferred securities of trust	—	—	—	(3.3)

Income (loss) from continuing operations	$8.4	$0.2	$33.2	$(12.6)

Segment ROS

	Quarters Ended		Years Ended
	December 31,		December 31,

	2003	2002	2003	2002

Sealing Products	13.5%	12.9%	14.7%	12.6%
Engineered Products	8.8%	7.1%	9.7%	9.0%

	11.0%	9.6%	12.0%	10.6%

Non-GAAP Supplemental Financial Measures
Reconciliation of GAAP Net Income (Loss) to Non-GAAP “As Adjusted”
Net Income (Unaudited)

     To assist in understanding the performance of our operations, we present supplemental financial measures. The measures do not conform to U.S. generally accepted accounting principles, or GAAP. Earnings or losses as a result of these measures are referred to as “as adjusted.” While we believe that these measures are useful aids in understanding our results in the periods shown and we use these measures internally to evaluate our performance, they should be used only in conjunction with results presented in accordance with GAAP. A table reconciling the “as adjusted” results with the most comparable GAAP measurement follows.

     On May 31, 2002, Goodrich Corporation (“Goodrich”) completed the tax-free spin-off of its Engineered Industrial Products (“EIP”) business to its shareholders (the “Distribution”). Prior to the Distribution, Coltec Industries Inc (“Coltec”), which at that time was a Goodrich subsidiary, owned the EIP business and an aerospace business (“Coltec Aerospace”). During May 2002, Coltec transferred to Goodrich, by way of a dividend, all of the assets, liabilities and operations of Coltec Aerospace. Upon the Distribution, Coltec became a wholly owned subsidiary of EnPro. The financial results prior to the Distribution include the results of Coltec Aerospace and certain other assets and liabilities (and the associated income and expenses) that were retained by Goodrich and not distributed as part of the Distribution.

     In addition, while a part of Goodrich, Coltec was allocated a portion of certain corporate administrative expenses. These expenses were not representative of the level that would have been incurred had Coltec operated as an independent public company during that period.

     During the fourth quarter of 2003, the Company sold two buildings having a book value of $1.6 million for $4.1 million, resulting in a pre-tax gain of $2.5 million, or $1.5 million after tax, which is included in other income (expenses). Also, during the year ended December 31, 2003, the Company repurchased 100,000 shares of the TIDES long-term debt for $3.5 million. The shares had a carrying value of $5 million, resulting in a pre-tax gain of $1.5 million, or $1.0 million after tax, which is included in other income (expenses).

     During the year ended December 31, 2002, the Company recorded pre-tax charges of a non-operating nature totaling $23.9 million, or $15.1 million after tax. These charges consisted of two primary components. First, in connection with the Distribution, the Company conducted a review of its process for managing and estimating environmental liabilities. As a result of changes in the Company’s strategies growing out of this review, and in light of developments at a number of environmental sites associated with previously divested businesses, the Company increased its environmental reserves by approximately $12 million to reflect an increase in the estimated costs to remediate those sites. Second, based on an adverse court ruling related to severance owed as a result of the closing of a plant in 1982, the Company increased its reserve for this case by approximately $11 million.

     In March 2002, the Company purchased call options on Goodrich common stock to provide protection against the risk that the cash required to finance conversion of the TIDES into Goodrich common stock could exceed the liquidation value of the TIDES. The call options are a derivative instrument and are carried at fair value on the Company’s balance sheets. Changes in fair value are reflected in income. During the quarter and year ended December 31, 2003, the Company recorded a $1.2 million ($0.8 million after tax) increase in the fair value of these call options. During the quarter and year ended December 31, 2002, the Company recorded $0.9 million ($0.5 million after tax) and $16.7 million ($10.4 million after tax) declines, respectively, in the fair value of these call options.

     With respect to the amounts described above, we believe that:

1.	the magnitude of the items is such that it is important for readers of our condensed consolidated financial statements (unaudited) to be aware of these items and the effect that they had on net income (loss) during the periods presented; and

2.	with respect to the mark-to-market adjustments on the call options on Goodrich common stock, the adjustments do not involve any additional cash outlay and are driven by changes in the Goodrich stock price that have no bearing on the Company’s operating activities.

     Based on the factors cited above, we believe that it is helpful in understanding the ongoing operating results to provide non-GAAP supplemental financial measures showing the GAAP results adjusted to eliminate the impact of income and expenses associated with assets and liabilities retained by Goodrich that will have no bearing on our ongoing results in the future. In addition, we believe that the non-GAAP supplemental financial measures are more meaningful if the operating results are further adjusted to approximate what they would have been had we operated as an independent public company during all periods presented, and if we exclude from the GAAP results those items that are not representative of our ongoing operating activities. As a result, we have eliminated the items mentioned above as well as the income from discontinued operations and the cumulative effect of the change in accounting principle for goodwill and other intangible assets.

EnPro Industries, Inc.

Non-GAAP Supplemental Financial Measures — As Adjusted (Unaudited)

For the Quarters and Years Ended December 31, 2003 and 2002
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2002	2003	2002

GAAP net income (loss)	$8.4	$0.2	$33.2	$(3.0)

Eliminate items included in GAAP results (net of tax):

Mark-to-market adjustment for call options (1)	(0.8)	0.5	(0.8)	10.4

Other (income) expenses (2)	(1.5)	(0.9)	(2.8)	15.1

Write-off of insurance receivable (3)	—	3.9	—	3.9

Income tax expense (4)	(0.4)	—	(1.4)	—

Results of discontinued operations (5)	—	—	—	(24.2)

Cumulative effect of a change in accounting principle (6)	—	—	—	14.6

Interest expense on debt retained by Goodrich (7)	—	—	—	5.4

Add items not included in GAAP results (net of tax):

Corporate administrative costs (8)	—	—	—	(0.8)

Non-GAAP “as adjusted” net income	$5.7	$3.7	$28.2	$21.4

EPS — GAAP (basic)	$0.41	$0.01	$1.64	$(0.15)

EPS — GAAP (diluted)	$0.40	$0.01	$1.61	$(0.15)

EPS — non-GAAP “as adjusted” (basic)	$0.28	$0.18	$1.40	$1.06

EPS — non-GAAP “as adjusted” (diluted)	$0.27	$0.18	$1.37	$1.06

(1)	Represents the net of tax charge (credit) for the mark-to-market adjustments for the call options on Goodrich common stock.

(2)	Represents the net of tax impact of the non-operating amounts discussed previously.

(3)	Represents a $6.2 million, before tax, write-down of an asbestos insurance receivable included in asbestos- related expenses for an insurance carrier who’s parent filed for bankruptcy in the quarter ended December 31, 2002.

(4)	Represents a reduction in the current year effective tax rate for: a tax refund from prior years related to a previously owned business which was received in the first quarter of 2003; and a reimbursement from Goodrich received in the second quarter of 2003 related to a pre-Distribution tax matter.

(5)	Results of discontinued operations were attributable to Coltec Aerospace, which was transferred to Goodrich prior to the Distribution.

(6)	Goodwill was reduced by $23.4 million, before tax, as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

(7)	Prior to the Distribution, Goodrich offered to exchange new Goodrich debt securities for the Coltec 7.5% senior notes. Goodrich acquired $296.9 million of the Coltec 7.5% senior notes tendered pursuant to the offer. The $3.1 million of Coltec 7.5% senior notes that remained outstanding following completion of the exchange offer continue to be obligations of Coltec. An adjustment has been made to the pre-Distribution period in 2002 to eliminate the interest expense, after tax, on the Coltec 7.5% senior notes acquired by Goodrich.

(8)	Represents management’s estimate of the additional costs that would have been incurred had we operated as an independent public company prior to the Distribution.